DISTRIBUTION PLAN

                                   PIONEER II


         DISTRIBUTION PLAN, dated as of November 1, 1991, of PIONEER II, a Massachusetts business trust (the "Fund").

                                   WITNESSETH

         WHEREAS, the Fund is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Fund intends to distribute its shares of beneficial interest (the "Shares") in accordance with Rule l2b-l promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule l2b-l"), and desires to adopt this Distribution Plan (the "Plan");

         WHEREAS, the Fund desires to engage Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), to provide certain distribution services for the Fund in connection with the Plan;

         WHEREAS, the Fund desires to amend its existing underwriting agreement with PFD, whereby PFD will provide facilities and personnel and render services to the Fund in connection with the offering and distribution of the Shares (such amended underwriting agreement to be referred to as the "Underwriting Agreement");

         WHEREAS, the Fund also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Shares in connection with the offering of Shares, (b) PFD may compensate any Dealer that sells Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer, and (c) PFD may make such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, its profits or any other source available to it; and

         WHEREAS, the Board of Trustees of the Fund, in considering whether the Fund should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for


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such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Fund and its shareholders;

         NOW, THEREFORE, the Board of Trustees of the Fund hereby adopts this Plan for the Fund as a plan for distribution in accordance with Rule l2b-l, on the following terms and conditions:

         l. The Fund may expend pursuant to this Plan amounts not to exceed .25% of 1% of the average daily net assets of the Fund per annum.

         2. Subject to the limit in paragraph l, the Fund shall reimburse PFD for amounts expended by PFD to finance any activity which is primarily intended to result in the sale of Shares of the Fund or the provision of services to shareholders of the Fund, including but not limited to commissions or other payments to Dealers and salaries and other expenses of PFD relating to selling or servicing efforts, provided that the Board of Trustees of the Fund shall approve categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and, without limiting the generality of the foregoing, the initial categories of such expenses shall be (i) a service fee to be paid to qualified broker-dealers in an amount not to exceed 25/lOO of l% per annum of the Fund's daily net assets; (ii) reimbursement to PFD for its expenditures for broker-dealer commissions and employee compensation on certain sales of the Fund's Shares with no initial sales charge; and (iii) reimbursement to PFD for expenses incurred providing services to shareholders and supporting broker-dealers and other organizations, such as banks and trust companies, in their effort to provide such services (any addition of such categories shall be subject to the approval of the Qualified Trustees, as defined below, of the
Fund). Such reimbursement shall be paid ten (10) days after the end of the month or quarter, as the case may be, in which such expenses are incurred. Reimbursable expenses will not carryover beyond twelve months from the time they are incurred. The Fund acknowledges that PFD will charge a sales load in connection with sales of such Shares and that PFD will reallow to Dealers all or a portion of such sales load, as described in the Fund's Prospectus from time to time. Nothing contained herein is intended to have any effect whatsoever on PFD's ability to charge any such sales load or to reallow all or any portion thereof to Dealers.

         3. The Fund understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of Shares and the provision of services to shareholders of the Fund. Nothing in this Plan shall be construed


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


as requiring the Fund to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Fund.

         4. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

         5. This Plan shall become effective upon approval by (i) a vote of the Board of Trustees and a vote of a majority of the Trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees") such votes to be cast in person at a meeting called for the purpose of voting on this Plan and (ii) a vote of the "majority of the outstanding voting securities of the Fund."


         6. This Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Fund and a majority of the Qualified Trustees. This Plan shall expire on September 30 of any year, beginning September 30, 1992, in which such approval is not obtained. In the event of termination or non-continuance of this Plan, the Fund has twelve months to reimburse any expense which it incurs prior to such termination or non-continuance, provided that payments by the Fund during such twelve-month period shall not exceed 25/lOO of 1% of the Fund's average daily net assets during such period.

         7. This Plan may be amended at any time by the Board of Trustees, provided that this Plan may not be amended to increase materially the limitation on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. Any amendment of this Plan to increase or modify the expense categories initially designated by the Trustees in paragraph 2 above shall only require approval of a majority of the Trustees and the Qualified Trustees if such amendment does not include an increase in the expense limitation set forth in


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


paragraph l above. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of the Fund.

         8. The Fund and PFD shall provide the Fund's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

         9. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Fund.

         l0. For the purposes of this Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         ll. The Fund shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         l2. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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